Exhibit 10.gg

TXU

SPLIT-DOLLAR LIFE INSURANCE PROGRAM

SECTION 1. PURPOSE

1.1	Purpose. The TXU Split-Dollar Life Insurance Program (the “Plan”) was established effective July 1, 1995, was amended and restated effective August 1, 1997, May 12, 2000, August 17, 2001, December 31, 2003 and is hereby amended and restated effective as of May 20, 2005. The purpose of the Plan is to provide eligible executives of Participating Employers with insurance on the life of each such executive in recognition of the contributions of such executives to the Company and for the purpose of continuing to maintain a competitive level of benefits. This Plan is designed as an “unfunded or insured welfare” plan maintained by the Company “for the purpose of providing benefits for a select group of management or highly compensated employees” and, therefore, is designed to be exempt from the reporting and disclosure requirements of Part 1 of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”). Regulation Section 2520.104-24 of the Department of Labor.

SECTION 2. DEFINITIONS

2.1	Definitions. Whenever used hereinafter, the following terms shall have the meanings set forth below:

(a)	“AIP Award” means the award provided under the TXU Annual Incentive Plan.

(b)	“Beneficiary” means the person or persons designated by the Participant to receive the Benefit payable from the Policy upon the death of the Participant.

(c)	“Benefit” means the benefits payable to a Participant, under the terms of the Plan from the Policy of life insurance issued on the life of the Participant pursuant to Section 5.1 hereof.

(d)	“Board of Directors” means the Board of Directors of the Company.

(e)	“Business Unit” means a subsidiary, division or operating unit of the Company designated by the Chief Executive of the Company which will focus on its own unique products, services and markets.

(f)	“Change in Control” means the occurrence of any one or more of the following events:

(i) individuals who, on May 20, 2005, constitute the Board of Directors (the “Board”) of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 20, 2005 whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any entity a majority of the voting securities or other voting interests of which are owned, directly or indirectly, by the Company (“Subsidiary”), (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) below), (E) with respect to any Eligible Executive, pursuant to any acquisition by such Eligible Executive or any group of persons including such Eligible Executive (or any entity controlled by such Eligible Executive or controlled by any group of persons including such Eligible Executive); or (F) a transaction (other than one described in paragraph (iii) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (ii);

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders other than approval required solely by Article XI of the Company’s articles of incorporation, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation or other entity resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation or other entity that, directly or indirectly, has beneficial ownership of at least 95% of the voting securities eligible to elect directors (or persons performing similar functions) of the Surviving Corporation (the “Parent Corporation”), is

represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by voting securities into which such Company Voting Securities were converted or for which such Company Voting Securities were exchanged pursuant to such Business Combination), and such voting power of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) among the holders thereof is held in substantially the same proportion as the voting power of such Company Voting Securities held by the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation, as the case may be, or any Subsidiary thereof), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors (or persons performing similar functions) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors (or similar governing body) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or, if any director was elected after such time but prior to the consummation of such Business Combination, such director was elected to fill a vacancy on the Board created in the ordinary course and qualifies as an Incumbent Director (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the consummation of a complete liquidation or dissolution of the Company required to be approved by the Company’s shareholders or a sale of all or substantially all of the assets of the Company and its Subsidiaries, considered as a whole.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(g)	“Collateral Assignment” means the document assigning an interest in the Policy t to the Company, as set forth in Section 4.4 herein, a form of which document is attached as Exhibit A and incorporated herein.

(h)	“Committee” means the administrative committee contemplated in Section 9.1 hereof whose members shall be appointed from time to time by the Board of Directors.

(i)	“Company” means TXU Corp., its successors and assigns.

(j)	“Compensation” means the annual rate of base salary, calculated without regard to any deferrals, as of: (i) with respect to Plan Years beginning on or prior to April 1, 2001, the June 1 immediately preceding the Plan Year; and (ii) with respect to Plan Years beginning on and after April 1, 2002, the March 1 immediately preceding the Plan Year, plus, in either case, the average of the AIP Award over the immediately preceding three-year period; provided, however, no more than the Target Award Level, as defined and provided for under the AIP will be included in such average and, in years prior to the accumulation of AIP Award data for the immediately preceding three-year period, the average shall be determined with data for such shorter period.

(k)	“Disability Plan” means the TXU Long-Term Disability Income Plan, or any successor plan providing long-term disability benefits and covering Participants.

(l)	“Early Termination” means any one or more of the following: (1) termination of employment with the Company or ceasing to meet the criteria of an Eligible Employee prior to reaching age fifty-five and obtaining fifteen years of Accredited Service (as defined in the Retirement Plan); (2) termination of employment with the Company or ceasing to meet the criteria of an Eligible Employee prior to becoming fully vested in the Benefit as set forth in Section 5.2 hereof; or (3) termination for cause, as determined, for purposes of the Plan, solely in the discretion of the Plan Administrator.

(m)	“Executive Officer” means an executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(n)	“Eligible Employee” means: (i) for Plan Years beginning on or prior to April 1, 2001, an individual who is elected as a corporate officer of a Participating Employer with a title of Vice President or above; and (ii) for Plan Years beginning on and after April 1, 2002, an officer of a Participating Employer who is designated in the Company’s internal records as a category A, B, or C officer as determined by the Company in its sole discretion; provided that no additional employees will become Eligible Employees or Participants in this Plan from and after December 31, 2003. Individuals who become Eligible Employees will be notified of their eligibility to participate in this Plan.

(o)	“Insurer” means the insurance company or companies selected by the Committee to issue Policies pursuant to the Participation Agreements hereunder.

(p)	“Participant” means an Eligible Employee who enters into a Participation Agreement with the Company and whose Participation Agreement has not terminated.

(q)	“Participating Employer” means the Company and each of its subsidiaries, affiliates or Business Units which are approved by the Committee for participation in the Plan. The Participating Employers, as of the date of this restatement of this Plan, are listed on Exhibit “C” attached hereto.

(r)	“Participation Agreement” or “Agreement” means the agreement between the Participant and the Company for performance of obligations incident to the provision of Benefits, a form of which document is attached as Exhibit B and incorporated herein. The form of the Participation Agreement may be changed from time to time by the Committee.

(s)	“Plan Administrator” means the person(s) or entities appointed to assist the Committee in carrying out the operations of the Plan.

(t)	“Plan Retirement Date” means April 1 immediately following the Participant’s attainment of age sixty-five.

(u)	“Plan Year” means, with respect to Plan Years beginning on or prior to April 1, 2001, the twelve-month period beginning April 1 and ending June 30. The Plan Year beginning April 1, 2001, shall be a short Plan Year ending on March 31, 2002, and, thereafter, Plan Year shall mean the twelve-month period beginning April 1 and ending March 31.

(v)	“Policy” and “Policies” means the policy or policies of life insurance issued pursuant to the Participation Agreements hereunder and shall include any substitutions, replacements, additional or supplemental policies. In certain interim situations, as set forth in the Participation Agreements, “Policy” means term life insurance.

(w)	“Retirement Plan” means the TXU Retirement Plan.

(x)	“Trust” means the rabbi trust established by TXU Corp. to assist it in meeting its obligations under the Plan.

(y)	“Trustee” means the trustee appointed by the Committee to hold assets of the Plan.

SECTION 3. ELIGIBILITY

Each Eligible Employee who shall not have attained the age of sixty-five may become a Participant in the Plan effective as of: (i) with respect to Plan Years beginning on or prior to July 1, 2001, the April 1 immediately following their becoming an Eligible Employee; and (ii) with respect to Plan Years beginning on and after April 1, 2002, the April 1 immediately following their becoming an Eligible Employee, in either case by executing a Participation Agreement and filing such Participation Agreement with the Plan Administrator, as evidenced in the records of the Plan Administrator. Notwithstanding the foregoing, no new Participants will be admitted under the Plan from and after December 31, 2003.

SECTION 4. POLICIES

4.1	Issuance. Each Participant, pursuant to the Participation Agreement, will take the required actions set forth in the Participation Agreement to cause a Policy to be issued by the Insurer on the life of the Participant and to be maintained in force at all times to provide the Benefits set forth herein.

4.2	Ownership. Subject to the Collateral Assignment of the Policy to the Company, each Participant or such Participant’s designee shall be the owner of the Policy (“Owner”) on such Participant’s life issued pursuant to the applicable Participation Agreement and, as such Owner and subject to Sections 8.2 and 10.2 herein, may exercise all rights of ownership with respect to such Policy.

4.3	Payment of Premiums. All premiums on the Policies acquired pursuant to Participation Agreements hereunder shall be promptly paid by the Company when and as they become due in accordance with and subject to the applicable Participation Agreement. The Company may pay such premiums from general corporate assets or it may choose to pay such premiums from Trust assets; provided that, upon and following a Change in Control, the provisions of Section 11 hereof shall control. Beginning August 1, 2002, no additional premiums will be paid on a split-dollar life insurance basis with regard to Executive Officers; provided that, from and after such date, premiums on Policies will be paid in accordance with Addendum 1 to this Plan. The provisions of this Plan, however, shall continue to apply, without modification, to the Policies and premium payments made with respect to Executive Officers prior to such date.

It is the Company’s intention that the Company’s financial obligation with respect to each Policy will be structured to be terminated upon the later of: (1) the Participant’s fifteenth year of full participation in the Plan, as set forth in Section 5.4 herein; or (2) the Participant’s attainment of age sixty-five, at which time the Policy is expected to have a cash surrender value sufficient, at least, to maintain the Policy in force at its level at such time.

4.4	Collateral Assignment of Policy. As security for the Participant’s obligations under the Participation Agreement, each Participant shall assign to the Company, by Collateral Assignment, an interest in the cash value and Benefits of the Policy on such Participant’s life. The Collateral Assignment of any Policy shall be in the form(s) approved, from time to time, by the Company in its sole discretion.

SECTION 5. BENEFITS

5.1	Level. Benefits, subject to the Collateral Assignment and, for individuals who become Eligible Employees on or after October 15, 1996, to the vesting schedule set forth in Section 5.2 below, shall be payable from the Policy. The amount of the Benefit provided under the Policy with respect to each Participant shall be determined in accordance with provisions of subsection 5.1(a) or 5.1(b) below, as applicable.

(a)

Individuals who Become Participants after January 1, 2002. For Eligible Employees who become Participants after January 1, 2002, the Benefit provided for under the Policy shall be an amount equal to a multiple of the Participant’s

Compensation depending on the Participant’s officer category as set forth in the following table:

Participant’s Officer Category	Benefit
A	4 x Compensation
B	3 x Compensation
C	2 x Compensation

The determination of a Participant’s officer category shall be made by the Company in its sole discretion using such factors as it may deem appropriate and all decisions of the Company shall be final and binding on all parties. Each Participant’s Benefit amount shall be communicated to him upon his becoming a Participant hereunder, and shall be subject to change in accordance with the table set forth above in the event, and to the extent, that a Participant’s officer category changes.

(b)	Individuals who Become Participants before January 1, 2002. For Eligible Employees who become Participants before January 1, 2002, a determination will be made as to the vested portion of each such Participant’s Benefit as of January 1, 2002. The Benefit which shall be available to such Participants hereunder shall be the greater of: (i) such vested Benefit amount; or (ii) the Benefit provided for in the table set forth in subsection 5.1(a) above, provided that each such Participant shall be entitled to a Benefit of not less than 2 x Compensation. If, pursuant to the preceding sentence, a Participant is entitled to a Benefit greater than his vested Benefit as of January 1, 2002, he shall be required to vest in the difference between such vested Benefit and the Benefit to which he is entitled under the preceding sentence in accordance with the vesting schedule set forth in Section 5.2 below. Notwithstanding any other provision herein, an Early Termination shall not be deemed to have occurred merely because a Participant covered under this subsection 5.1(b) is not, as of January 1, 2002, designated as a category A, B or C officer or he ceases at any time thereafter to be so designated.

A Participant’s Benefit shall not be decreased because of lower Compensation; provided that, the Company reserves the right to adjust the face amount of any Policy which cannot be issued by the Insurer under standard cost in the following manner: to the extent that the premium would exceed one hundred and fifty percent (150%) of the standard cost (“Premium Amount”), the Committee may reduce the face amount of coverage to the level such Premium Amount would purchase or in such other manner as the Committee deems appropriate.

5.2	Vesting. Individuals who become Eligible Employees on or after October 15, 1996, shall not be immediately fully vested in the Benefit, but shall vest in the Benefit periodically over time based on the number of years of their participation in the Plan in accordance with the vesting schedule set forth below:

Number of Full Years of Participation In the Plan	Percentage of Death Benefit of Policy To Which Participant is Vested
Under 2 Full Years	0%
Completion of 2 Years	25%
Completion of 3 Years	50%
Completion of 4 Years	75%
Completion of 5 Years	100%

5.3	Company’s Limited Obligation. The Company shall have no further obligation to provide Benefits other than to pay premiums under Section 4.3 herein to maintain the Policy at the level set forth in Section 5.1 herein. Notwithstanding the foregoing, the Company shall not pay premiums on Policies for Executive Officers on a split-dollar basis from and after August 1, 2002. Premium payments on Policies for Executive Officers shall, from and after August 1, 2002, be made only in accordance with the provisions of Addendum 1 to this Plan. The Participant, other Owner, or, in the event of the Participant’s death, the Beneficiary shall look solely to the Insurer and the Policy for payment of Benefits under the Plan.

5.4	Termination of Agreement. As set forth in the Participation Agreement, the Agreement shall terminate on the earlier of (a) Early Termination, (b) death of the Participant, (c) the April 1 following the later of (i) obtaining age sixty-five or (ii) fifteen years of full participation in the Plan, or (d) termination of the Plan by the Board of Directors. Full participation in the Plan shall not include the period during which the Policy is a policy of term life insurance.

5.5	Distribution. If the Agreement terminates because of Early Termination, the Participant will pay to the Company an amount equal to the lesser of (a) the total amount of premiums paid with respect to the vested portion of the Policy; or (b) the cash surrender value of the vested portion of the Policy. Upon receipt of this amount, the Company will release the Collateral Assignment with respect to the vested portion of the Policy. If the Policy is comprised of more than one life insurance policy, the Committee will determine in its sole discretion how and in which order such life insurance policies will vest. The Policy or the balance, if any, payable under the Policy will then be fully distributable according to the terms of the Policy.

Notwithstanding anything herein seemingly to the contrary, in the event that the Participant retires under the Retirement Plan, ceases to be an Eligible Employee upon reaching age fifty-five and fifteen years of Accredited Service, or becomes eligible for benefits under the Disability Plan, such Participant will remain a Participant in the Plan until the Participation Agreement otherwise terminates. Retirement under the Retirement

Plan, in general, is retirement upon obtaining age fifty-five and fifteen years of Accredited Service, if early, or upon obtaining age sixty-five.

If the Agreement terminates because of reasons other than Early Termination, the Company will receive the total amount of premiums paid with respect to the Policy from the cash surrender value or, in the event of the Participant’s death, the Company will receive the amount in excess of the level of the vested Benefits payable from the proceeds of the Policy. The Participant, if such amount is not paid directly to the Company by the Insurer, agrees, pursuant to the Participation Agreement, to reimburse the Company for such amount. Upon receipt of this amount, the Company will release the Collateral Assignment with respect to the Policy. The Policy or the balance, if any, payable under the Policy, or, in the event of the Participant’s death, the level of the vested Benefits payable from the proceeds of the Policy will be fully distributable according to the terms of the Policy.

Notwithstanding any other provision of this Plan or of any Agreement, upon a Change in Control, the provisions of Section 11 shall apply.

5.6	Tax Offset Payments. Upon reaching retirement, to the extent that a Participant may be deemed to realize gross income in any year for Federal income tax purposes on the economic benefit of the Policy on the Participant’s life (or other applicable measures for income tax purposes), the Company, in the discretion of the Plan Administrator, may pay to each such Participant such amount as will fully compensate the Participant for all such taxes attributable to the receipt of such income and such payment in order to preserve for the Participant on an after-tax basis the full Benefits intended to be conferred by this Plan.

5.7	Claims. All claims for Benefits shall be filed with the Insurer.

SECTION 6. TRANSFERABILITY AND SPEND THRIFT PROVISION

6.1	Nontransferability. Any assignment of the Policy by the Participant for estate planning, tax planning or other purposes shall be subject to the Collateral Assignment; and such Assignment shall so provide. Any rights to Benefits under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant, other Owner or the Beneficiary.

SECTION 7. DESIGNATION OF BENEFICIARIES

7.1 Specified Beneficiary. The Owner shall designate a Beneficiary or Beneficiaries who, upon the Participant’s death, are to receive, subject to the Collateral Assignment, the proceeds of the Policy. All Beneficiary designations shall be in writing and signed by the Owner, and shall be effective only if and when delivered to the Insurer during the lifetime of the Participant. The Owner may, from time to time during the Participant’s lifetime, change the Beneficiary or Beneficiaries by a signed, written instrument delivered to the Insurer. The payment of amounts shall be in accordance with the last unrevoked written designation of the Beneficiary that has been signed and so delivered.

SECTION	8. RIGHTS OF PARTICIPANTS

8.1	Employment. All Participants understand that they are employees at will. Therefore, nothing in the Plan or Participation Agreement shall interfere with or limit in any way the right of the Company to terminate, for any or no reason, any Participant’s employment at any time, nor confer upon a Participant any right to continue in the employ of the Company.

8.2	Loans. Prior to the termination of the Participation Agreement, the Participant or other Owner shall not have the right to pledge the Policy as security for a loan or to obtain from the Insurer a loan against the cash surrender value of the Policy.

SECTION	9. ADMINISTRATION

9.1	Administration. The Committee shall be responsible for the administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee, interpretation or other action made or taken pursuant to the provisions of the Plan, shall be final, binding and conclusive for all purposes and upon all persons whomsoever. The Committee shall appoint a Plan Administrator to assist in carrying out the operations of the Plan.

SECTION	10. RIGHTS OF COMPANY

10.1	Amendment or Termination of the Plan. The Board of Directors may amend, terminate, or suspend the Plan at any time. Any such amendment, termination, or suspension of the Plan shall be effective on such date as the Board of Directors may determine. An amendment or modification of the Plan may affect Participants at the time thereof as well as future Participants, but no amendment or modification of the Plan for any reason may diminish any Participant’s Benefit as of the effective date thereof, including without limitation any of the provisions of Section 11.1 hereof. Upon Plan termination, all Participation Agreements shall terminate.

10.2	Loans. The Company shall have the right to obtain from the Insurer a loan against the cash surrender value of each Policy issued hereunder.

SECTION	11. CHANGE IN CONTROL

11.1

Funding of Vested Portion of Benefit Upon and Following Change in Control. Notwithstanding any other provision of this Plan or any Agreement seemingly to the contrary, in the event of a Change in Control: (i) the Company or its successor shall promptly, and in any event within thirty (30) days following such Change in Control, make an irrevocable contribution to the Trust in an amount determined by the Committee sufficient to fully pay from Trust assets, the premiums on the then vested portion of all Policies in the manner described in Section 4.3 hereof until such time as each Policy has a cash surrender value sufficient, at least, to continue to maintain the then vested portion of the Policies in force in an amount at least equal to the vested Benefit level as of the date of the Change in Control; and (ii) with respect to the vested portion of each Participant’s Benefit as of the date of the Change in Control, no Agreement shall terminate by reason of Early Termination or the termination of this Plan, but each Agreement shall continue in effect until otherwise terminated upon the death of the Participant or the April 1 following the later of the Participant obtaining age sixty-five or fifteen years of full participation in the Plan and/or under the Agreement, it being the intent of this provision that, following a Change in Control, the vested portion of each Participant’s Benefit shall be fully funded in the Trust and nonforfeitable. Thereafter, the Committee shall direct the Trustee to promptly pay the premiums on all Policies when and as they become due. At least annually prior to the premium due date of the Policies, the Committee shall evaluate the amount of assets held in the Trust and shall make additional irrevocable contributions to the Trust, in amounts determined by the Committee, such that, at all times, the Trust shall maintain assets which, at a minimum, shall be sufficient to pay the premiums on at least the vested portion of all Policies as of the date of the Change in Control until such time as each Policy has a cash surrender value sufficient, at least, to continue to maintain the Policies in force in an amount at least equal to the vested level as of the date of the Change in Control. Upon the occurrence of a Change in Control, each outstanding Agreement shall automatically, and without any action on the part of any party, be deemed to incorporate the provisions of this Section 11, and the provisions of this Section 11 shall control and take precedence over any contrary or seemingly conflicting provision (or absence of a provision) elsewhere in this Plan or in any Agreement.

SECTION	12. REQUIREMENTS OF LAW

12.1	Governing Law. The Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Texas.

EXECUTED on March 2, 2006, to be effective as of May 20, 2005.

TXU CORP.

By:	/s/ Riz Chand
Riz Chand, Senior Vice-President, HumanResources

EXHIBIT “C”

PARTICIPATING EMPLOYERS

TXU Corp. and each of its United States domestic

Subsidiaries.